Exhibit 10.2
MONSTER WORLDWIDE, INC.
RESTRICTED STOCK AGREEMENT
THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is made, effective as of                     , 20 _____  (the “Grant Date”), by and between MONSTER WORLDWIDE, INC., a Delaware corporation (hereinafter called the “Company”), and                      (hereinafter called the “Participant”).
W I T N E S S E T H:
WHEREAS, the Committee desires to award to the Participant pursuant to the Company’s 2008 Equity Incentive Plan, as amended (the “Plan”), shares of Common Stock upon such terms and subject to such forfeiture and other conditions as set forth in this Agreement (the “Restricted Stock”).
NOW, THEREFORE, the parties hereto agree as follows:
1. Grant of the Restricted Stock. Subject to the terms and conditions of the Plan and this Agreement, the Participant is awarded as Restricted Stock                      shares of Common Stock for a purchase price of zero ($0.00). The Restricted Stock shall vest and become nonforfeitable, if at all, in accordance with Section 2 hereof.
2. Vesting.
(a) Subject to the Participant’s continuous employment by the Company and its Affiliates in the position of                                                              (or in an alternative position with the Company, as determined by the Chief Executive Officer in his or her sole discretion and subject to approval by the Compensation Committee (an “Alternative Position”)) and compliance with the Non-Compete Agreement (as defined below), the Restricted Stock granted to the Participant shall vest and become nonforfeitable as to the percentage of the Restricted Stock indicated below on the dates specified below (each a “Restricted Stock Vesting Date”). The unvested shares of Restricted Stock granted pursuant to this Agreement shall automatically terminate and be forfeited (without any action by any party hereto) on the sooner of (x) the date on which the Participant’s employment is terminated and (y) the date on which the Participant ceases to serve in the position of                                          or in an Alternative Position.

Percentage of Restricted
Date	Stock Becoming Vested
[ ]	[ ] %
[ ]	[ ] %

[ ]	[ ] %

To the extent that the Restricted Stock has not vested and become nonforfeitable prior to the date that is the five-year anniversary of the Grant Date, the unvested shares of Restricted Stock shall terminate and be forfeited as of such date, without any further consideration to the Participant.
In the event the above vesting schedule results in the vesting of any fractional share of Common Stock, such fractional share of Common Stock shall not be deemed vested hereunder but shall vest and become nonforfeitable when such fractional share of Common Stock aggregates a whole share of Common Stock.
(b) Notwithstanding the foregoing, if because of the Participant’s death or Disability the Participant’s employment terminates or the Participant ceases to serve in the position of                                          or an Alternative Position, then the unvested Restricted Stock, to the extent not previously forfeited, shall immediately become fully vested.
(c) Notwithstanding any other provision of this Agreement to the contrary, in the event that a Change in Control shall occur prior to the date that all of the Restricted Stock is vested, then to the extent not previously forfeited all of the unvested Restricted Stock shall vest effective upon the Change in Control. In the event that a Change in Control occurs on a date prior to the date that a Participant is determined to be Disabled for purposes of the Plan and this Agreement, but the Committee, in its sole determination, expects the Participant to be Disabled at the end of the 9-month period referred to in Section 3 of this Agreement, then all of the unvested Restricted Stock of such Participant, to the extent not previously forfeited, shall vest upon the date of the Change in Control.
(d) In the event that any calendar date on which vesting is purportedly scheduled pursuant to the terms of Section 2 is not a Business Day, the vesting shall automatically be delayed until the first Business Day following that calendar date. “Business Day” means a date on which commercial banks in New York, New York are open for general business.

3. Certain Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. The following term shall have the following meaning:
“Disability” or “Disabled” means, notwithstanding any definition in the Plan, that, in the determination of the Committee, the Participant is both (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than 12 months and (ii) (x) in case the Participant is eligible for the long term disability program offered to United States-based employees by the Company or its Affiliates, the Participant has actually received long term disability benefits for no less than 9 months or (y) in case the Participant is not eligible for such long term disability program solely by virtue of not having been based in the United States, the Participant would have been eligible to receive long term disability benefits for no less than 9 months but for the Participant not being based in the United States. For purposes of Section 2(b) above, it is understood that the Disability shall be deemed to be incurred on the last day of the 9-month period contemplated in clause (ii) of the immediately preceding sentence. In the event the Participant has met the condition set forth in clause (i) of the first sentence of this definition but does not satisfy the condition set forth in clause (ii) of this definition solely by reason of the Participant’s death, then the provisions of such clause (ii) shall be deemed to have been satisfied and for purposes of Section 2(b) above the Disability shall be deemed to be incurred on the date of such death.
4. Delivery of Restricted Stock. The Restricted Stock hereby awarded shall be maintained in “book-entry” form, registered in the Participant’s name on the stock transfer books of the Company, and no actual certificates therefore shall be delivered by the Company. As a condition to the receipt of the Restricted Stock, the Participant is required to open an account with the third party administering the Company’s equity awards programs (currently Charles Schwab) (the “Administrator”), and as and to the extent such Restricted Stock shall vest pursuant to Section 2, the Company shall cause the shares of vested Restricted Stock (net of any shares required to be withheld) to be credited to the Participant’s account with the Administrator. The Participant shall be the record owner of the Restricted Stock until such Restricted Stock is forfeited pursuant to Section 2 hereof. As record owner, the Participant shall be entitled to all rights of a holder of the Common Stock, except that (1) any and all shares of Common Stock received by the Participant with respect to the unvested Restricted Stock as a result of a stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, reclassification of shares of Common Stock, merger or consolidation shall be deemed to be Restricted Stock subject to all of the provisions of this Agreement and shall vest at the same time as the Restricted Stock giving rise to such additional shares received, and (2) until the Restricted Stock Vesting Date, the Restricted Stock shall be subject to the limitations on transfer set forth in the Plan and Section 10 of this Agreement, and the Company may so limit transfers of the Restricted Stock on its books. The Participant agrees to take such action and execute such instruments which the Company or the Administrator may deem necessary or advisable to accept, maintain, receive or transfer the Restricted Stock in accordance with the Plan and this Agreement.
5. No Employment Rights; Termination of Employment. Nothing in this Agreement shall give the Participant any right to continue in the employment of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any of its Affiliates to terminate the employment of the Participant. For purposes of this Agreement, a Participant’s continued employment shall not be deemed terminated solely by virtue of the Participant’s voluntary cessation of employment in circumstances that the Committee determines are reasonably likely to result in a Disability for so long as the Committee determines that the Participant continues to satisfy the conditions that would ultimately lead to the Committee’s determination that the Participant has incurred a Disability.

6. Plan Provisions. The provisions of the Plan shall govern, and if or to the extent that there are inconsistencies between those provisions and the provisions hereof, the provisions of the Plan shall govern. The Participant acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.
7. Withholding. In the event that prior to any vesting date the Participant has not provided the Company with notice (which may be by written notice or by an election made via the website operated by the Administrator) (the “Payment Notice”) at least five (5) Business Days prior to that vesting date to the effect that the Participant will provide the Company payment of the amount, if any, deemed necessary by the Company in its reasonable discretion to enable the Company and its Affiliates to satisfy the minimum federal, foreign or other tax withholding or similar obligations of the Company and its Affiliates with respect to the shares of Common Stock vesting on such vesting date or in the event the Participant provides the Payment Notice but does not deliver payment of the appropriate amount to the Company, then the Company shall satisfy the minimum federal, foreign or other tax withholding or similar obligation of the Company and its Affiliates with respect to such vesting by withholding the number of whole shares of Common Stock (on and valued as of the vesting date) sufficient to satisfy such minimum withholding and other obligations.
8. Notices. All notices or other communications to be given or delivered in connection with this Agreement shall be either in electronic format or in writing and shall be deemed to have been properly served if delivered electronically, personally, by courier, or by certified or registered mail, return receipt requested and first class postage prepaid, in the case of notices to the Company, to the attention of Director of Human Resources, at the Company’s offices at 5 Clock Tower Place, Suite 500, Maynard, MA 01754 and in the case of notices to the Participant, to the Participant’s last known address (as noted in the Participant’s personnel file) or such other addresses (including any electronic mail addresses) as the recipient party has specified by prior written notice to the sending party. All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.
9. Binding Effect; Headings. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The subject headings of Sections are included for the purpose of convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.
10. Non-Assignability, Etc. The Restricted Stock may not be assigned, alienated, pledged, attached, hypothecated, sold or otherwise transferred or encumbered by the Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance of the Restricted Stock shall be void and unenforceable against the Company.

11. Securities Laws; Insider Trading. The Committee may from time to time impose any conditions on the Restricted Stock as it deems necessary or advisable to ensure that the Plan, this Agreement and the issuance and resale or any securities comply with all applicable securities laws, including without limitation Rule 16b-3 under the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”). Such conditions may include, among other things, the requirement that certificates for shares of Common Stock to be issued to the Participant hereunder contain a restrictive legend in such form and substance as may be determined by the Committee. Without limiting the foregoing, it is understood that Affiliates of the Company may resell Common Stock only pursuant to an effective registration statement under the Securities Act, pursuant to Rule 144 under the Securities Act, or pursuant to another exemption from registration under the Securities Act. The Participant understands and agrees that any and all transactions involving shares of Common Stock or other securities of the Company must comply with applicable laws, rules, regulations and policies, including but not limited to the Company’s policy regarding insider trading, which policy, among other things, prohibits transactions involving shares of Common Stock or other securities of the Company by individuals who have material non-public information relating to the Company.
12. General. This Agreement shall become valid and binding on the parties, effective as of the Grant Date, after both of the following have occurred: (a) the Participant has executed the Agreement and (b) the Participant has executed the Non-Competition, Non-Solicitation, Confidential Information and Intellectual Property Assignment Agreement in the form attached hereto as Exhibit A (the “Non-Compete Agreement”). If both (a) and (b) are not satisfied within ninety (90) days of the Grant Date, the Restricted Stock granted pursuant to this Agreement shall be forfeited. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than the conflict of laws provisions thereof). This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral with respect to its subject matter, including but not limited to the provisions of any and all employment agreements and offer letters (such as terms providing for acceleration or other enhancement to restricted stock or other equity interests in the event of the occurrence of specified events), except and only to the extent of any rights of the Company or its Affiliates relating to Section 280G of the Internal Revenue Code of 1986, as amended, and may not be modified except by written instrument executed by the parties. The Participant has not relied on any representation not set forth in this Agreement.
13. Amendment or Modification; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed on behalf of the Company (as authorized by the Committee) and the Participant; provided that the Agreement may be unilaterally amended by the Company without Participant consent to conform the Agreement to any changes required by the Administrator or as a result of the change of Administrator.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MONSTER WORLDWIDE, INC.
By:
	Name:	[ ]
	Title:	[ ]

EXECUTIVE:

[ ]

EXHIBIT A
Non-Competition, Non-Solicitation, Confidential Information and Intellectual Property Assignment Agreement